EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of June 11, 2008 between Synergy Resources Corporation, a Colorado corporation (the "Company"), and William E. Scaff, Jr. (the "Employee").

      WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment upon the terms and subject to the conditions contained herein.

      NOW, THEREFORE, in consideration of the foregoing, and for the mutual promises of the parties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and parties hereto agree as follows:

      1. Employment, Duties and Acceptance.

            1.1 Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee for the Term (as hereinafter defined), as Chief Financial Officer, Secretary and Treasurer. The Company will have the Employee appointed as a director of the Company. The Employee will report to the Company's Board of Directors. Employee will devote approximately 80% of his time to the business of the Company. It is understood that the Employee has been, and will continue to be, engaged in other business activities.

            1.2 The Employee hereby accepts such employment and agrees to render the services described above.

            1.3 The Employee agrees to travel to Denver, Colorado on an as-needed basis. The Company will reimburse the Employee for all travel and lodging costs for any trips to Denver, Colorado.

            1.4 Any transactions or agreements between the Company and Petroleum Management, LLC or Petroleum Exploration and Management, LLC will not be considered a conflict of interest or a breach of fiduciary duty so long as the transaction or agreement is approved by a majority of the Company's disinterested directors in accordance with the Agreement Regarding Conflicting Interest Transactions.

            1.5 The Company will maintain officers and directors liability insurance, specifying the Employee as a named insured, providing coverage for any single claim in an amount which will not be less than $2,000,000.

      2. Term of Employment.

            2.1 The Term of this Agreement (the "Term") shall commence on June 11, 2008 and shall end on June 11, 2010, unless sooner terminated pursuant to
Article 4 of this Agreement.

      3. Compensation.

            3.1 As full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee a salary of $12,500 per month for the first year and thereafter. The salary shall be subject to negotiation.

            3.2 For the term of the agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require, the Company shall pay or reimburse the Employee for all reasonable business, business related expenses and other reasonable expenses incurred and/or paid by Employee during the Term in the performance of the Employee's services under this Agreement,

      4. Termination.

            4.1 If the Employee should die during the Term, this Agreement shall terminate as of the date of the Employee's death, except that the Employee's legal representatives shall be entitled to receive all compensation otherwise payable to Employee through the last day of the month in which Employee's death occurs.

            4.2 If, during the Term, the Employee shall become physically or mentally disabled, whether totally or partially, so that the Employee is unable substantially to perform his services hereunder for (i) a period of two consecutive months, or (ii) for shorter periods aggregating four months during any twelve-month period, the Company may, at any time after the last day of the second consecutive month of disability or the day on which the shorter periods of disability shall have equaled an aggregate of four months, by written notice to the Employee (but before the Employee has recovered from such disability), terminate this Agreement. Notwithstanding such disability, the Company shall continue to pay the Employee his full salary up to and including the date of such termination.

            4.3 In the event of (i) conviction of the Employee of any crime or offense involving the property of the Company, or any of its subsidiaries or affiliates, fraud or moral turpitude, and such crime or offense significantly harms the business operations of the Company, (ii) the refusal of Employee to follow the lawful directions of the Company's Board of Directors within a reasonable period after delivery to Employee of written notice of such directions (iii) the Employee's gross negligence, and such gross negligence significantly harms the business operations of the Company (gross negligence does not include errors of judgment, mistakes, or discretionary decisions, but is conduct which shows a reckless or willful disregard for reasonable business practices), or (iv) a breach of this Agreement by Employee which Employee fails to cure within thirty days after notice from the Company's Board of Directors, or fails to diligently pursue a cure if the breach is not able to reasonably be cured within 30 days, then the Company may terminate Employee's employment hereunder by written notice to Employee in which event Employee shall be compensated as set forth herein through the date of termination.

            4.4 If an arbitrator or an arbitration panel determines that the Company was not justified in terminating this Agreement pursuant to Section 4.2 or 4.3 the Company will be obligated to pay the Employee the compensation which the Employee would have received had this Agreement not been terminated.

            4.5 The Employee may resign upon ten days notice if the Company's Board of Directors materially interferes with the performance of the Employee's duties.

      5. Confidential Information, Competition.

            5.1 In view of the fact that the Employee's work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, the Employee agrees:

     o To keep secret and retain in the strictest confidence, all confidential matters of the Company, including, without limitation, all information concerning oil and gas properties owned by the Company or which are under consideration by the Company, and all other confidential and proprietary information of the Company and its affiliates, and not to disclose such confidential and proprietary information to anyone outside the Company, or to ever use such confidential and proprietary information for the personal gain or benefit of the Employee except in the course of performing his duties hereunder or with the Company's express written consent. Notwithstanding the above, confidential information does not include information which is known, or becomes known, to the Employee through means other than his employment with the Company.

     o That all records of the Company, are and shall remain the property of the Company at all times and to furnish on demand, all books, records, letters, vouchers, maps, drawings, notes or any other information that is written, photographed, or stored in any manner containing data regarding oil and gas properties in which the Company has an interest or which are under consideration by the Company and all other Company records whether in original, duplicated, copied, transcribed, or any other form.

            5.2 If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.1 hereof, the Company shall have the following rights and remedies:

                  5.2.1 The right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company;

                  5.2.2 The right to recover from the Employee all money damages, direct, consequential, or incidental, suffered by the Company as a result of any acts constituting a breach of any of the provisions of
      Section 5.1.

            Each of the rights and remedies enumerated above shall be independent of the other and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

            5.3 All inventions made by the Employee during the employment term, which inventions apply to the Company's business, including any improvements to any invention in existence as of the date of this Agreement, will be assigned to the Company. In the event any of such inventions are of a patentable nature, Employee agrees to apply for a patent on the invention and assign any patent rights relating to the invention to the Company. The Company will bear the costs of any such patent applications.

            5.4 Employee understands that the Company's duties may involve writing or drafting various documents, for the Company. Employee hereby assigns any and all rights to such documents, to the Company, together with the right to secure copyright therefor and all extensions and renewals of copyright throughout the entire world. The Company shall have the right to make any and all versions, omissions, additions, changes, specifications and adaptions, in whole or in part, with respect to such documents, brochures or publications.

      6. Indemnification.

      The Company shall indemnify the Employee to the extent permitted by Colorado law against all costs, charges and expenses including attorneys' fees, incurred or sustained by his in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

      7. Notices.

      All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid electronic transmission or mailed first class, postage prepaid, by registered or certified mail or delivered by an overnight courier service (notices sent by electronic transmission, mail or courier service shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other):

      If to the Company:

           Synergy Resources Corporation
           600 17th Street, Suite 2800
           Denver, Colorado 80202

      If to the Employee:

           William E. Scaff, Jr.
           20203 Highway 60
           Platteville, CO 80651

      8. General.

            8.1 This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Colorado. If any part of this Agreement is contrary to, prohibited by or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

            8.2 The article and section headings in this Agreement are for reference only and shall not in any way affect the interpretation of this Employment Agreement.

            8.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

            8.4 This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and in such event, the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or the acquisition of all or substantially all of the Company's business or assets.

            8.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision in this Agreement (whether by conduct or otherwise) shall in no manner be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant of this Agreement.

            8.6 As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled by the Company; and the term "affiliate" shall mean and include any corporation or other business entity controlling, controlled by, or under common control with the Company.

            8.7 Following Employee's termination of employment and as a director, any actions taken by Employee involving the oil and gas industry will not be deemed any conflict of interest, or other violation of this agreement, even if Employee is a shareholder, so long as the Employee does not use any trade secrets or confidential information, as defined herein, of the Company in order to engage in such activity.

            8.8 All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall be arbitrated and finally resolved in Denver, Colorado, pursuant to the commercial arbitration rules of the American Arbitration Association.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               SYNERGY RESOURCES CORPORATION



                               By /s/ Ed Holloway
                                  ----------------------------
                                  Authorized Officer


                               EMPLOYEE


                               /s/ William E. Scaff, Jr.
                               ----------------------------
                               William E. Scaff, Jr.